UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

SUMTOTAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

VISTA EQUITY PARTNERS FUND III, L.P.
VISTA EQUITY PARTNERS FUND III (PARALLEL), L.P.
VEPF III FAF, L.P.
VISTA EQUITY PARTNERS FUND III GP, LLC
VEFIIGP, LLC
VISTA EQUITY PARTNERS III, LLC
ROBERT F. SMITH
CHARLES R. WHITCHURCH
AND JOHN N. STAPLES III

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Vista Equity Partners Fund III, L.P. issued the following press release on May 21, 2009:
Vista Equity Partners Encourages SumTotal Board of Directors Not to Inhibit Auction Process
San Francisco, CA, May 21, 2009 — Vista Equity Partners Fund III, L.P. (“Vista”) sent the following letter to the Board of Directors of SumTotal Systems, Inc. (“SumTotal” or “the Company”) (Nasdaq: SUMT) encouraging SumTotal’s Board not to inhibit the auction process for the Company:
May 20, 2009
Board of Directors of SumTotal Systems, Inc.
c/o SumTotal Systems, Inc.
1808 North Shoreline Boulevard
Mountain View, California 94043
Ladies and Gentlemen:
Vista’s financial advisors received a call today from SumTotal’s financial advisors suggesting that we bid against ourselves prior to your board meeting to consider our proposal announced this morning. This is apparently in order to avoid a repeat of Monday’s actions which harmed your shareholders. As you know, after you found our $4.50 per share proposal to be a superior proposal (your existing merger agreement then provided for $3.80 per share), we also received such a call, and raised our offer by $0.25 per share. On Monday, the last day of the three day period your existing merger partner was given to respond to our $4.75 per share offer under your go-shop period, our respective advisors were in regular communications throughout the day concerning the execution of a merger agreement the next morning. You, therefore, can imagine our surprise when a few hours later we learned in fact you had met and had more than doubled the break-up fee under your go-shop provision, all in exchange for a mere $0.05 per share increase over our price. For $0.05 per share and without a phone call to us, you increased the burden on any further bid by $0.10 per share—money that could have gone to your shareholders.
Your financial advisor equated the higher break-up fee to which you agreed with our proposed break-up fee, which totally misses the point. Our break-up fee would have only applied if your existing merger partner decided not to continue to bid and rather allowed Vista’s proposed agreement to be signed, thereby ending the auction process. Any counterproposals prior to the end of the auction would not have triggered a break-up fee under our proposal. In stark contrast, the increased break-up fee you agreed to with your existing merger partner went into effect immediately, in the middle of the auction, without us ever having the opportunity to match or exceed its existing bid. We continue to play by the rules; you keep tilting the playing field against us.
Having already deprived your shareholders of one potential increase, we are incredulous that you would contemplate a repeat of Monday’s events by further increasing the break-up fee or taking any other action that would decrease the likelihood of the highest value being obtained by your shareholders. We have now raised our price three times, and had you given us the opportunity to respond to the latest competing bid before more than doubling the break-up fee, our most recent increase would have been $0.20 per share over our last bid and $0.15 per share over the bid you signed up. This is an active auction. We strongly believe that your fiduciary duties require you to comply with the rules originally established and to cease providing additional protections to one party in this auction to the detriment of the process, us and your shareholders.

Sincerely,

VISTA EQUITY PARTNERS FUND III, L.P.

By:	VISTA EQUITY PARTNERS
FUND III GP, LLC
Its:	General Partner

By:	VEFIIGP, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith

	Name:	Robert F. Smith
	Its:	Managing Member

Vista Equity Partners Fund III, L.P., Vista Equity Partners Fund III (Parallel), L.P., VEPF III FAF, L.P., Vista Equity Partners Fund III GP, LLC, VEFIIGP, LLC, Vista Equity Partners III, LLC, Robert F. Smith, Charles R. Whitchurch and John N. Staples III (the “Participants”) filed a preliminary proxy statement relating to the solicitation of proxies from the stockholders of the Company with the Securities and Exchange Commission (the “SEC”) on April 22, 2009. Information relating to the Participants is contained in the Schedule 14A they filed with the SEC on April 6, 2009 (as amended on April 9, 2009) and in the preliminary proxy statement. The preliminary proxy statement and Schedule 14A and amendments thereto are available at no charge at the SEC’s website at http://www.sec.gov.
WE ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND THE DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY OR ON BEHALF OF THE PARTICIPANTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT, IF AND WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE SEC AT HTTP://WWW.SEC.GOV.
If you want to receive a copy of the definitive proxy statement and form of proxy (when and if they become available), please call our proxy solicitor, D.F. King & Co., Inc. toll free at (800) 758-5378 (banks, brokers and callers from other countries should call collect at (212) 269-5550).
About Vista Equity Partners
Vista Equity Partners (“VEP”), a private equity firm with offices in San Francisco and Chicago, has over $2.3 billion in equity capital under management. VEP was founded in 2000 and is focused on equity transactions involving enterprise software businesses and technology-enabled solutions companies. Over the last nine years, VEP has successfully demonstrated its ability to create value through a disciplined investment focus on companies that offer mission-critical software and technology-enabled solutions. Since 2000, the VEP team has invested over $1.4 billion in equity and completed over $7 billion in total transaction value. Vista Equity Partners’ financial and operational abilities combined with its depth of experience in the software sector enable VEP to complete diligence quickly and to provide a high degree of deal certainty. VEP is currently investing out of its latest fund, $1.3 billion Vista Equity Partners Fund III, which closed in 2008.
Contacts
Diana Postemsky / Jeffrey Taufield, Kekst and Company: 212-521-4800